Exhibit 10.4
APOGEE ENTERPRISES, INC.
2000 EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated Effective as of April 21, 2021)
ARTICLE I.INTRODUCTION
Section 1.01. Purpose. The purpose of the Plan is to encourage and assist employees of the Company and certain related corporations in acquiring an ownership interest in the Company through the systematic purchase of the Common Stock of the Company under convenient and advantageous terms. It is believed that the Plan will encourage participants to put forth their best efforts toward the profitability of the Company.
Section 1.02. Effect on Prior Plans. After the Commencement Date (as defined in Section 8.02 below) the Apogee Enterprises, Inc. Employee Stock Purchase Plan (the “Prior Plan”) terminated. All outstanding accounts administered under the Prior Plan, as of the Commencement Date, automatically became Stock Purchase Accounts under this Plan and were administered according to the provisions of this Plan.
Section 1.03. Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:
(a)“Acceleration Date” means the consummation of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have substantially the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.
(b)“Affiliate” means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the committee described in Section 9.01 of the Plan.
(e)“Common Stock” means the Company’s Common Stock, par value $.331/3 per share, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI of the Plan.
(f)“Company” means Apogee Enterprises, Inc., a Minnesota corporation, and its successors by merger or consolidation as contemplated by Section 10.02 of the Plan.
(g)“Crediting Date” shall have the meaning ascribed to that term in Section 3.02 of the Plan.
(h)“Current Compensation” means all regular wage, salary and commission payments paid by the Company or a Participating Affiliate to a Participant in accordance with the terms of his or her employment, but excluding annual bonus payments and all other forms of special compensation.
(i)“Participant” means a Regular Employee who is eligible to participate in the Plan under Section 2.01 of the Plan and who has elected to participate in the Plan.
(j)“Participating Affiliate” means an Affiliate whose eligible Regular Employees may participate in the Plan that was (i) an Affiliate on the date that this Plan was adopted or (ii) an Affiliate that was acquired after the Plan was adopted and which has been designated by the Committee in advance of the Payroll Date in question as a corporation whose eligible Regular Employees may participate in the Plan.
(k)“Plan” means the Apogee Enterprises, Inc. 2000 Employee Stock Purchase Plan, as it may be amended, the provisions of which are set forth herein.
(l)“Plan Administration Agent” means the entity appointed by the Committee to receive and take custody of the funds contributed by the Participants and the Company and any Participating Affiliates and to carry out any additional duties of the Plan Administration Agent as set forth in the Plan.
(m)“Payroll Date” means any payroll date applicable to a Participant.
(n)“Purchase Date” shall mean the Wednesday (or if such day is not a trading day on which the Plan Administration Agent is open for business, the next trading day) on which the Plan Administration Agent is open for business.
(o)“Regular Employee” means an employee of the Company or a Participating Affiliate as of any Payroll Date, including a union employee, but excluding an employee whose customary employment is less than 20 hours per week.
(p)“Stock Purchase Account” means the account maintained by the Plan Administration Agent recording the number of whole and fractional shares allocated to a Participant based on the amount received from each Participant through payroll deductions made under the Plan and the Company’s or the Participating Affiliate’s contribution made under the Plan.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.01. Eligible Employees. All Regular Employees shall be eligible to enroll in the Plan as of the first business day of the calendar month to occur after such person becomes a Regular Employee. Subject to the provisions of Article VI of the Plan, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Regular Employee.
Section 2.02. Election to Participate. An eligible Regular Employee may elect to participate in the Plan as of any Payroll Date by filing with the Company, in advance of that Payroll Date and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form or other electronic medium provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation on that Payroll Date and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).
Section 2.03. Voluntary Participation. Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee of the Company or any Participating Affiliate.
ARTICLE III
PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT
Section 3.01. Deductions from Pay. The form or other electronic medium described in Section 2.02 of the Plan will permit a Participant to elect payroll deductions of any multiple of $1 per week but not more than $500 per week of such Participant’s Current Compensation, subject to such other limitations as the Committee in its sole discretion may impose. A Participant may increase, decrease or cease making payroll deductions at any time, subject to such limitations as the Committee in its sole discretion may impose.

Section 3.02. Credit to Account. Payroll deductions will be remitted to the Plan Administration Agent four weeks after the Payroll Date for which the deductions were taken and credited to the Participant’s Stock Purchase Account (hereinafter, the “Crediting Date”). At such time, the Company or the Participating Affiliate will contribute, and remit to the Plan Administration Agent, a matching amount equal to 15% of the contribution amount of each Participant for the Payroll Date and such matching amount will be credited to each Participant’s Stock Purchase Account at the same time. Any required withholding on the income from the matching amount shall be taken out of the Participant’s ordinary payroll.
Section 3.03. Interest. No interest will be paid on payroll deductions or on any other amount credited to, or on deposit in, a Participant’s Stock Purchase Account.
Section 3.04. No Additional Contributions. A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.
Section 3.05. Nature of Account. The Stock Purchase Account is established solely for accounting purposes, and all dollar amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case maybe).
ARTICLE IV
SHARE PURCHASES
Section 4.01. Number of Shares. As of the Purchase Date next following the Crediting Date, the Plan Administration Agent shall purchase on the open market the number of whole shares of Common Stock that can be purchased at the price specified in Section 4.02 of the Plan with the entire credit balance in all Participants’ Stock Purchase Accounts (excluding any Participant who has notified the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, of the Participant’s election to receive the distribution of the entire credit balance in cash). The Plan Administration Agent shall purchase shares for all Participants in an omnibus account, with shares allocated to Participants in whole and fractional amounts based on their Account balances.
Section 4.02. Purchase Price. The purchase price for any Common Stock purchased under the Plan shall be the price paid in the open market by the Plan Administration Agent on the relevant purchase date on behalf of all Participants in the Plan.
Section 4.03. Limitations. Any provisions of the Plan to the contrary notwithstanding, no Participant will have the right to purchase shares of Common Stock under the Plan to the extent that, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to section 424(d) of the Code) would own capital stock of the Company or any parent or subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any parent or subsidiary of the Company.
Section 4.04. Reports to Participants. The Plan Administration Agent will issue quarterly statements to each Participant showing the number of shares purchased for his or her Stock Purchase Account in the preceding quarter and the total number of shares in the Participant’s Stock Purchase Account.
Section 4.05. Notice of Acceleration Date. The Company shall use reasonable commercial efforts to notify each Participant in writing at least ten days prior to any Acceleration Date. As of the Purchase Date immediately preceding the Acceleration Date, the Plan Administration Agent shall purchase the number of shares of Common Stock that can be purchased in accordance with Sections 4.01 and 4.02 above, and thereafter the Plan shall automatically terminate. Any payroll deductions set aside and all other cash credited to Stock Purchase Account shall be distributed to the Participants.

ARTICLE V
WITHDRAWAL FROM PLAN; SALE OF STOCK
Section 5.01. Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose (or through such electronic medium as may be established by the Company). A Participant who withdraws from the Plan may re-enroll at any time to resume making payroll deduction as of any next following Payroll Date, subject to such terms and conditions as the Committee in its sole discretion may impose.
Section 5.02. Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant’s Stock Purchase Account other than payroll deductions made prior to the Participant’s death but not yet remitted to the Stock Purchase Account. Thereafter, all remaining payroll deductions shall be remitted in the ordinary course and purchases made in accordance with Sections 3.02 and 4.01 of the Plan until the remaining credit balance in such Participant’s Stock Purchase Account is exhausted, unless such Participant’s estate has notified the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, of its election to have all unremitted payroll deductions and the entire credit balance in such Participant’s Stock Purchase Account distributed in cash within 30 days after the Participant’s death or at such earlier time as the Committee in its sole discretion may decide. Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant’s estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant’s lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the Participant’s death so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary’s estate.
Section 5.03. Termination of Employment. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant’s termination of employment with the Company or a Participating Affiliate, no further amounts shall be credited to the Participant’s Stock Purchase Account other than payroll deductions made prior to the Participant’s termination of employment but not yet remitted to the Stock Purchase Account. Thereafter, all remaining payroll deductions shall be remitted in the ordinary course and purchases made in accordance with Sections 3.02 and 4.01 of the Plan until the remaining credit balance in such Participant’s Stock Purchase Account is exhausted, unless such Participant has notified the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, of the Participant’s election to receive all unremitted payroll deductions and the entire credit balance in such Participant’s Stock Purchase Account in cash within 30 days after the Participant’s termination of employment. For purposes of this Section 6.03, a transfer of employment to any Participating Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Regular Employee. If shares remain in a Participant’s Stock Purchase Account after three months following termination of employment, the Participant will be sent a letter giving the Participant the option to either (i) direct the Plan Administration Agent to sell the shares, (ii) transfer the shares to a broker selected by the Participant or (iii) transfer the shares to Apogee’s transfer agent.
Section 5.04. Sale of Stock. A Participant may direct the Plan Administration Agent to sell a portion or all of the shares held in his or her Stock Purchase Account. Upon receipt of the direction, the Plan Administration Agent will sell the designated shares at the prevailing market price. Following the second sale in any calendar year by a Participant of shares held in his or her Stock Purchase Account, all payroll deductions and contributions by the Company or the Participating Affiliate will cease for a period of six months, after which time the Participant may resume participation in the Plan. If a Participant makes a third request for the sale of shares in any calendar year, the Participant’s participation in the Plan shall cease, the Participant’s Stock Purchase Account shall be closed, and the Participant shall not be eligible to participate in the Plan for a period of at least six months after the date of the Participant’s third request for such sale of shares.

ARTICLE VI
NONTRANSFERABILITY
Section 6.01. Nontransferable Right to Purchase. The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 5.02 of the Plan, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.
Section 6.02. Nontransferable Account. Except as provided in Section 5.02 of the Plan, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.
ARTICLE VII
COMMON STOCK AND DIVIDEND REINVESTMENT.
Section 7.01. Form of Ownership. The Common Stock purchased under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan.
Section 7.02. Automatic Dividend Reinvestment. Any and all cash dividends paid on shares of Common Stock held in a Participant’s Stock Purchase Account shall be credited to the Participant’s Stock Purchase Account on the basis of the number of shares in the Participant’s Stock Purchase Account on the date of record of the dividend and shall be reinvested to acquire shares of Common Stock purchased in the open market by the Plan Administration Agent. Purchases of Common Stock under this Section 7.02 will be normally purchased within ten business days of the dividend payment date, depending upon market conditions. The price per share of the Common Stock purchased pursuant to this Section 7.02 shall be the price per share at which the Common Stock is actually purchased in the open market for the relevant period on behalf of all participants in the Plan. All shares of Common Stock acquired under this Section 7.02 will be held in the Plan in the same name as the Common Stock upon which the cash dividends were paid.
ARTICLE VIII
EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN
Section 8.01. Effective Date. The Plan was approved by the Board of Directors on July 25, 2000. The Plan was amended and restated effective as of May 1, 2003, and such restatement was subsequently amended by a First Amendment effective as of February 28, 2009. The Plan is hereby amended and restated effective as of April 21, 2021.
Section 8.02. Plan Commencement. The Plan commenced September 1, 2000 (the “Commencement Date”).
Section 8.03. Powers of Board. The Board of Directors may amend or discontinue the Plan at any time; provided, however, that any termination of the Plan shall not adversely affect the rights relating to the Participant’s Common Stock issued pursuant to the Plan.
ARTICLE IX
ADMINISTRATION
Section 9.01. The Committee. The Plan shall be administered by a committee (the “Committee”) consisting of the Company’s (i) senior human resources officer, (ii) vice president of compensation, benefits and HR systems (or equivalent role) and (iii) a benefits manager selected by the senior human resources officer.

  Section 9.02. Powers of Committee. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant’s rights with respect thereto. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.
Section 9.03. Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board of Directors may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.
Section 9.04. Stock to be Sold. The Common Stock to be sold under the Plan shall be shares acquired in the open market by the Plan Administration Agent.
Section 9.05. Notices. Notices to the Committee should be addressed as follows:
Apogee Enterprises, Inc.
4400 West 78th Street, Suite 520
Minneapolis, MN 55435
Attn: ESPP
ARTICLE X
ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY
Section 10.01. Stock Dividend or Reclassification. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company’s Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum number and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

Section 10.02. Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.
ARTICLE XI
APPLICABLE LAW
    The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan, any rules or regulations relating to the Plan and the rights to purchase Common Stock granted under the Plan.